UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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WAYNE SAVINGS BANCSHARES, INC.

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Wayne Savings Bancshares, Inc. (Nasdaq: WAYN) Investor Presentation On May 4, 2017, Wayne Savings Bancshares, Inc. issued the following investor presentation:

Safe Harbor Language Additional Information In connection with its 2017 Annual Meeting of Stockholders, Wayne Savings Bancshares, Inc. has filed a definitive proxy statement and other documents regarding the 2017 Annual Meeting of Stockholders with the Securities and Exchange Commission (“SEC”) and is mailing its definitive proxy statement and a proxy card to each shareholder of record entitled to vote at the 2017 Annual Meeting of Stockholders. Participants in Solicitation The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the 2017 Annual Meeting. Information concerning the Company’s participants is set forth in the proxy statement, dated March 25, 2017 as filed with the SEC on Schedule 14A. Forward-Looking Statements This presentation contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management’s current assumptions and estimates of future economic circumstances, industry conditions, Company performance and financial results. A variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results, including, but not limited to the factors noted in this presentation and in the Management’s Discussion and Analysis in our most recently filed annual report on Form 10-K for the year ended December 31, 2016. The forward-looking statements in this presentation speak only as to the date of this release. Wayne Savings Bancshares, Inc. expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.

Business Overview Founded in 1997, Wayne Savings Bancshares, Inc. (“WAYN” or “Company”) operates as a thrift holding company for Wayne Savings Community Bank (“Bank”). The Bank offers a full range of consumer and business financial services. The Bank’s principal business activities consist of originating one-to-four family residential real estate loans, multi-family residential, commercial, and non-residential real estate loans. It also originates consumer loans, and to a lesser extent, construction loans. The Bank also invests in mortgage-backed securities, obligations issued by state and political subdivisions and a small position of private-label collateralized mortgage obligations and other liquid investments, such as United States Government securities, federal funds, and deposits in other financial institutions. The Bank, headquartered in Wooster, Ohio, operates in Wayne, Ashland, Medina, Holmes and Stark Counties in northeast Ohio. Since 2010, Wayne Savings has received the highest possible rating (5 stars) for financial strength and stability from the nation’s leading bank rating firm, Bauer Financial.

Timeline Oct. 31, 2014 The Company announced that Rod C. Steiger, Director, President and CEO of the Company would retire from the Company and Bank effective December 31, 2014. Mr. Steiger served as President and CEO since Jan. 15, 2011. Nov. 3, 2014 H. Stewart Fitz Gibbon became President and CEO effective Nov. 3, 2014. The Company announced its decision to appoint Mr. Fitz Gibbon as the CEO on Oct. 30, 2014 pursuant to a two year employment agreement. Dec. 20, 2016 Mr. Fitz Gibbon resigned as President and CEO effective December 20, 2016. The Board appointed Director David L. Lehman to serve as Interim President and CEO. Jan. 9, 2017 Stilwell nominated one candidate for the 2017 annual meeting. May 25, 2017 Shareholder meeting

Our Strategy has Yielded Positive Results WAYN has dramatically improved its operating metrics since 2012 Loans are up $84 million and comprise 73% of Assets, up from $248 million and 62%, respectively NPAs/Assets has improved to 0.85% from 2.18% Profitability as measured by ROE has improved 27.6% from 4.28% to 5.46% WAYN has been a good steward of capital while focusing on shareholder’s total return Dividends have increased 33% since 2012 Tangible Book Value per share has grown from $12.81 in 2012 to $14.13 in 2016 10.3% increase in TBV while paying out 45% of its earnings in dividends since 2012 Common shares have decreased through buybacks by 6.0% from 2.96 million in 2012 to 2.78 million in 2016 WAYN has increased shareholder value on an absolute and relative basis, outperforming its peers and major indices over the past 1, 3 and 5 year time periods CEO Search: WAYN has hired an executive search firm to assist the Company in finding a new CEO Source: WAYN’s 10-K Filings; SNL Financial

Our Strategy Maintain strategic focus on core customer service, community relationships and staff alignment. Enhance the customer experience while taking advantage of disruption in the local banking market resulting from acquisitions of independent local community and regional banks. Rotate balance sheet assets to increase higher yielding, on a risk-adjusted basis, shorter duration commercial business and real estate (including commercial loans secured by residential real estate) and consumer (including home equity lines of credit secured by residential real estate) loans, while maintaining a residential mortgage loan portfolio and reducing, subject to liquidity constraints, the investment securities portfolio. Transition from a transaction-oriented thrift culture to a relationship-oriented commercial bank culture through monitoring customer and transaction volume to ensure appropriate staffing. Evaluate opportunities to add talent tied to revenue-producing activities and contiguous market areas. Take steps to enhance employee productivity – right sizing non-revenue vs revenue producing employees.

Total Shareholder Return (TSR) Analysis

WAYN’s TSR outperformed its peers and the benchmark index prior to Stilwell’s nomination Source: SNL Financial. Data as of 1/8/2017. Note: Please see the Appendix for peer group.

The outperformance exists over the longer 3-year period Source: SNL Financial. Data as of 1/8/2017. Note: Please see the Appendix for peer group.

... and a much longer 5-year period Source: SNL Financial. Data as of 1/8/2017. Note: Please see the Appendix for peer group.

Stilwell's May 2016 suggestion to sell WAYN had no apparent impact on share price Source: FactSet. Data as of 1/8/2017.

Stilwell’s May 2016 suggestion was largely unnoticed Neither The American Banker nor SNL Financial reported on Stilwell's May 2016 statement No other journalist (nationally or locally) reported on the May 2016 statement WAYN continued to trade in line with peers and S&P 500 for more than 45 days after Stilwell’s Hopfed Filing.

Stilwell’s support for management and strategy in previous filings Filing Date Ticker of Issuer Statement Regarding WAYN Aug 11, 2016 HARI “We [Stilwell] filed our original Schedule 13D reporting our position on October 8, 2010. We supported H. Stewart Fitz Gibbon III’s appointment as president and CEO effective November 3, 2014 and as a director on the executive committee of WAYN’s board. We believed management and the board acted in good faith to position WAYN to maximize shareholder value. We encourage WAYN to resume share repurchases or sell the bank.” May 26, 2016 HFBC Jul. 28, 2015 PBSK “We [Stilwell] filed our original Schedule 13D reporting our position on October 8, 2010. We supported H. Stewart Fitz Gibbon III’s appointment as president and CEO effective November 3, 2014 and as a director on the executive committee of WAYN’s board. We believe management and the board have acted in good faith to position WAYN to maximize shareholder value. We support WAYN’s modest share repurchases as it continues to build capital.” Jun. 25, 2015 HARI

Financial Performance

WAYN’s TSR performance is due to strong operating performance, driven by loan growth Source: WAYN’s 10-K Filings

Loan growth has been accompanied by strict underwriting standards Source: WAYN’s 10-K Filings; SNL Financial

Loan growth has been funded by strong deposit growth Source: WAYN’s 10-K Filings

There is room for further growth as reflected in WAYN’s relatively lower Loan/Deposit Ratio Source: FactSet

Shift in loan composition should drive NIM higher resulting in increased NII Source: WAYN’s 10-K Filings; SNL Financial *Net interest margin = Net interest income divided by interest-earning assets

Net interest income coupled with strict cost control should help bolster earnings Source: SNL Financial *Efficiency ratio = Non-interest expense divided by (sum of net interest income and non-interest income/other income) **WAYN’s noninterest expenses are adjusted for the severance and elevated retirement costs of $468,000 for FY2016.

Above peer average ROAA and ROAE are indicative of a successful growth strategy Source: SNL Financial *ROAA (Return on Average Assets) = Net income divided by average total assets ** The adjusted ROAA would have been 0.58% without the severance and elevated retirement costs of $468,000 for FY2016.

Similar to ROAA, ROAE has consistently outperformed the peer group Source: SNL Financial *ROAE (Return on Average Equity) = Net income divided by average total equity ** The adjusted ROAE would have been 6.21% without the severance and elevated retirement costs of $468,000 for FY2016.

Strong earnings have translated into increased dividends and tangible book value per share Source: WAYN’s 10-K Filings

Share repurchase plan has been accretive Source: WAYN’s 10-K Filings; FactSet

Board and Corporate Governance

Our Uncontested Nominee: Daniel Buehler President of E & H Family Group, Inc. Employed at E & H (and predecessors) since 1974 A chain of grocery and hardware stores -- 26 stores total Located entirely in WAYN's market area Extensive experience in business management Broad and deep community involvement in WAYN's local market and business community

Our Contested Nominee: Debra Marthey Deep financial experience Over 35 years full-time experience, including at The J.M. Smucker Company and at Pricewaterhouse Coopers Over 15 years as Treasurer of The J.M. Smucker Company (retired 2016). Responsible for risk management at J.M. Smucker Company Important experience managing liquidity resources, capital structure, corporate investments and debt Extensive involvement in WAYN’s market area At a community bank, connections in the bank’s target customer segment are important A financial expert with community ties like Debra Marthey’s is a rare and valuable combination for a community bank in WAYN’s market area Owns approximately $100,000 of WAYN common stock – directly aligning her interests with those of our stockholders Director of WAYN since 2011. Member of the Audit and Risk Management (Chair) Committees

Our Board has the right mix of necessary skills and experience Essential for effective management guidance and oversight Key for ensuring prudent growth (through loans and investments) without taking excessive investment/credit risk Vital for offering the right products to the right customers

Stilwell’s Nominee: Stephen Burchett Mr. Burchett is a litigator from Kentucky. His firm’s website lists his first specialty as “medical malpractice”. His practice is located in Kentucky and West Virginia – hundreds of miles from Wooster, Ohio. Stilwell has not demonstrated any connections that Mr. Burchett has to the Ohio communities that comprise WAYN’s customer base. His only financial experience cited by Stilwell is service as a Stilwell nominee on the board of one other bank — Poage Bankshares, Inc. (PBSK). Mr. Burchett was elected to the board of PBSK on Jul. 21, 2015. Since then, PBSK's TSR has underperformed that of WAYN (see the table below). Total Shareholder Return (From 7/21/2015 to Current*) PBSK 24.79% WAYN 49.33% *Source: FactSet. Data as of 5/2/2017.

Stilwell’s Nominee: Stephen Burchett (contd.) Stilwell has granted Mr. Burchett an option for 50,000 shares of WAYN 90% of the option vests only if WAYN undergoes a change in control within 3 years of the 2017 Annual Meeting In other words, it vests only if WAYN is sold during Mr. Burchett’s term on the board Stilwell admits in his proxy statement that Mr. Burchett may have conflicting interests with WAYN stockholders because he holds these options But the incentive is not just an incentive to sell (whether or not warranted) – it is an incentive to sell at a time and price that may not maximize stockholder value. Even if staying independent or selling at a later time would create more value for stockholders, Mr. Burchett has a personal financial incentive to pursue an immediate sale This option conflicts with WAYN’s Code of Ethics (“Directors are expected to avoid conflicts of interest and the appearance of conflicts of interest”) This option conflicts with the FDIC Risk Management Manual (“Other desirable personal characteristics include… capability to recognize and avoid potential conflicts of interest, or the appearance of same, which might impair [a director’s] objectivity”) Mr. Burchett’s Conflict of Interest

Our nominee is more qualified and has the relevant experience/skillset

Appendix

Peer Group: Nationwide Publicly Traded Thrifts, $250 - $750 million in Assets PBHC HBK FCAP RNDB WBB MSBF CARV PBSK WEBK ANCB HMNF BYFC CWAY HFBL BYBK WBKC PBIP WVFC IROQ BCTF ESBK JXSB UCBA FSBC PBBI MELR